Exhibit 99.1

Barfresh Provides First Quarter 2023 Results and Business Update

Revenue Increased 46% Sequentially to $2.1 Million and Gross Margins Improved Sequentially and Year-Over-Year to 41% in First Quarter of 2023

Capacity Expansion Plans for Smoothie Carton Product on Track; Company Expects to Increase Production to 25 Million to 30 Million Units Per Year in Second Half of 2023

Company Continues to Expect Record Revenue in Fiscal 2023 and Year-over-Year Margin Improvement

LOS ANGELES, April 27, 2023 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2023.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved sequential revenue improvement in the first quarter of 2023 with revenue increasing 46% over the fourth quarter of 2022, as our new smoothie carton format continued to drive consumer adoption in the education channel. We also saw a nice lift sequentially and year-over-year in gross margins due to increased demand of our higher-margin carton format, with margins at the highest level in the past seven quarters at 41%.”

Mr. Delle Coste continued, “We expect continued revenue and margin expansion throughout 2023 as capacity ramps for our smoothie carton format and expect carton capacity to increase to 25-30 million units per year in the second half of this year. We are very pleased with the initial success this new format has had and once again have found the education channel responds well to new product introductions from our Company. We now have an even larger base to sell into once we are back to full capacity in our bottle format and fully ramped in our carton format, setting our Company up for record revenue in fiscal year 2023 and longer-term growth.”

First Quarter of 2023 Financial Results

Revenue for the first quarter of 2023 was $2.1 million, compared to $2.5 million in the first quarter of 2022 and compared to $1.4 million in the fourth quarter of 2022. The decline in revenue year-over-year is the result of the loss of the Company’s largest bottle manufacturer of Twist & Go™, partially offset by increased sales of the new smoothie carton format. Gross margins for the first quarter of 2023 were 41%, compared to 30% for the first quarter of 2022 and 36% for the fourth quarter of 2022. The increase in gross margins was due to higher sales volume and product mix for the Company’s higher margin smoothie carton format.

Net loss for the first quarter of 2023 was $910,000, as compared to a loss of $895,000 in the first quarter of 2022. Selling, marketing and distribution for the first quarter of 2023 decreased to $667,000, compared to $675,000 in the first quarter of 2022. The decline was primarily due to a 19% decrease in storage and outbound freight expense as a result of distribution efficiencies implemented in 2022, partially offset by the retention of outside service providers hired to assist with sales initiatives, including, beginning in the third quarter of 2022, brokers specializing in the school market. G&A expenses for the first quarter of 2023 increased to $994,000 compared to $823,000 in the first quarter of 2022. The increase in G&A was driven by an increase in personnel cost and stock-based compensation resulting primarily from the modification of the Company’s 2022 performance stock unit program, with partial cash settlement.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, and other non-recurring costs such as those associated with the product withdrawal, asset impairment and the Company’s NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $544,000 for the first quarter of 2023, compared to a loss of approximately $546,000 for the first quarter of 2022 and compared to a loss of approximately $833,000 in the fourth quarter of 2022. A reconciliation of net loss to Adjusted EBITDA to is provided below.

	For the three months ended March 31,
	2023	2022
Net loss	$(910,000)	$(895,000)

Depreciation and amortization	107,000	161,000
EBITDA	(803,000)	(734,000)

Stock based compensation	207,000	65,000
Stock issued for services	-	19,000
Operating expense related to withdrawn product and related dispute (1)	52,000	-
NASDAQ uplist (2)	-	104,000
Adjusted EBITDA	$(544,000)	$(546,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results reported in the third and fourth quarters of 2022 include the estimated impact of such actions, some of which were carried out in the first quarter of 2023. Expenses incurred in the first quarter include legal expense and inventory disposal costs in excess of original estimates.

(2) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of March 31, 2023, the Company had approximately $1.8 million of cash, and approximately $1.1 million of inventory on its balance sheet.

Commentary and Outlook for 2023

The Company expects to achieve higher revenue and gross margins in 2023 compared to 2022.

The Company continues to expect gross profit margins for the remaining quarters of 2023 to be consistent with the first quarter of 2023, in the high 30’s to low 40’s.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, if the parties are unable to come to an agreement, Barfresh has the right to refile the complaint in California State Court. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product is uncertain and may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, April 27, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, May 11, 2023. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13738039. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com